UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2011

QUANTUM CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:  1-13449

Delaware	94-2665054
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1650 Technology Drive

Suite 800

San Jose, CA 95110

(Address of principal executive offices, including zip code)

408-944-4000

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 10, 2011, the board of directors of Quantum Corporation (the "Company") appointed Jon W. Gacek, 49, the Company's current Chief Financial Officer and Chief Operating Officer, to be the Company's President. Mr. Gacek will continue to serve in his role as Chief Operating Officer. The board also appointed Linda M. Breard, 41, currently the Company's Senior Vice President Finance, IT and Facilities, as the Company's new Chief Financial Officer and Chief Accounting Officer. Ms. Breard will also continue to serve as the Company's Senior Vice President, Finance, IT and Facilities.

Mr. Gacek joined the Company as Executive Vice President and Chief Financial Officer in August 2006, upon the Company's acquisition of Advanced Digital Information Corp. ("ADIC") and assumed the role of Executive Vice President, Chief Financial Officer and Chief Operating Officer in June 2009. Previously, he served as the Chief Financial Officer at ADIC from 1999 to 2006 and also led Operations during his last three years there. Prior to ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLP.

Ms. Bread joined the Company as Vice President, Finance, in August 2006, upon the Company's acquisition of ADIC and assumed the role of Senior Vice President, Finance, IT and Facilities in May 2009. Previously, she served as Vice President, Finance and Accounting at ADIC from February1998 to August 2006.

Neither Mr. Gacek nor Ms. Breard has any family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Neither Mr. Gacek nor Ms. Breard is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	News release for Quantum Corporation dated January 11, 2011 titled "Quantum Promotes Jon Gacek to President and COO and Linda Breard to CFO"

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

January 11, 2011	By:	/s/ Shawn D. Hall
Shawn D. Hall
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	News release for Quantum Corporation dated January 11, 2011 titled "Quantum Promotes Jon Gacek to President and COO and Linda Breard to CFO"